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                                     EXHIBIT (b)(3)
February 24, 1999


Duke Capital Corporation
422 South Church Street
Charlotte, NC  28202-1904
Attention: David L. Hauser,
           Vice President & Treasurer


Re:  $1 Billion Term Loan Facility


Ladies and Gentlemen:

NationsBank, N.A. ("NationsBank") is pleased to offer its commitment to lend all of a $1,000,000,000 Term Loan Facility (the "Facility") to Duke Capital Corporation, a Delaware corporation (the "Borrower"), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms"). The Facility would have a maturity date of 90 days after closing (the "Maturity Date"), which the Borrower will have the right to extend for up to three successive periods of 90 days each, by giving the notice and paying the fees (and meeting the other conditions) provided in the Summary of Terms.

NationsBank reserves the right to syndicate the Facility to other financial institutions (the "Lenders") and to serve as the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for the Facility, in the event that the Maturity Date is extended by the Borrower for an additional 90 days. In addition, if the Facility is syndicated, NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you of its willingness, as sole and exclusive Lead Arranger and Book Manager for the Facility, to form a syndicate of Lenders reasonably acceptable to you for the Facility.

NationsBank will act as sole and exclusive Administrative Agent for the Facility and NMS will act as sole and exclusive Lead Arranger and Book Manager for the Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

If NationsBank decides to syndicate and NMS commences syndication efforts, you agree to actively assist NMS in achieving a syndication of the Facility that is satisfactory to it. Such assistance shall include (a) your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships; and (d) otherwise assisting us in our syndication efforts, including by making senior management and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.



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It is understood and agreed that NationsBank and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.

The commitment of NationsBank hereunder and the agreement of NMS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion: (a) each of the terms and conditions set forth herein and in the Summary of Terms; (b) the completion of all due diligence with respect to the Borrower and its subsidiaries in scope and determination satisfactory to us in our sole discretion; (c) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower; (d) the negotiation, execution and delivery of definitive documentation for the Facility consistent with the Summary of Terms and otherwise satisfactory to us; (e) since the date hereof, no material adverse change in or material disruption of conditions in the financial, banking or capital markets which we, in our sole discretion, deem material in connection with the syndication of the Facility shall have occurred and be continuing; (f) no change, occurrence or development that could, in our opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole shall have occurred or become known to us; and (g) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof (in which case we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder).

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Facility so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and syndicating the Facility, NationsBank and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses, the allocated cost of internal counsel and due diligence expenses) incurred before or after the date hereof by us in connection with the Facility and the syndication thereof.

You agree to indemnify and hold harmless NationsBank, NMS, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and




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against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Facility or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. You agree that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with its activities related to the Facility.

The terms of this letter, the Summary of Terms and the fee letter among you and us (the "Fee Letter") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent.

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This letter and the Fee Letter shall be governed by laws of the State of North Carolina. This letter, together with the Summary of Terms and the Fee Letter, are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Charlotte time on March 8, 1999 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on April 1, 1999, unless definitive documentation for the Facility is executed and delivered prior to such date.


We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

NATIONSBANK, N.A.



By: /s/
  -----------------------
   Gretchen P. Burud
   Vice President



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NATIONSBANC MONTGOMERY SECURITIES LLC



By: /s/
   ----------------------
   Cynthia A. Grim
   Managing Director



Accepted and Agreed to

as of   24 February      , 1999:
     ---           ------
DUKE CAPITAL CORPORATION



By: /s/
   -----------------------
Title:




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                         SUMMARY OF TERMS AND CONDITIONS
                            DUKE CAPITAL CORPORATION
                          $1 BILLION TERM LOAN FACILITY

BORROWER:               Duke Capital Corporation, a Delaware corporation (the
                        "Borrower").


ADMINISTRATIVE AGENT:   NationsBank, N.A. (the "Administrative Agent" or
                        "NationsBank") will act as sole and exclusive administrative agent.

LEAD ARRANGER
AND BOOK MANAGER:       NationsBanc   Montgomery  Securities  LLC
                        ("NMS").

LENDERS: A syndicate of financial institutions (including NationsBank) to be arranged by NMS, in the event the Facility is syndicated by NationsBank, which institutions shall be acceptable to the Borrower and the Administrative Agent (collectively, the "Lenders").

FACILITY:           Term Loan Facility: $1 billion senior term loan facility
                    (the "Facility"). The loans under the Facility (the "Loans") will be available for borrowing at any time after Closing and prior to the Maturity Date.

PURPOSE: The proceeds of the Facility shall be used for working capital, capital expenditures, and other lawful corporate purposes.

CLOSING: The execution of definitive loan documentation, to occur on or before April 1, 1999 ("Closing").

INTEREST RATES:     As set forth in Addendum I.

MATURITY:           The Loans will mature on the date which is 90 days after the
                    Closing (the "Maturity Date"). If no event of default or incipient default has occurred and is continuing, the Borrower will have the right upon 15 days' prior written notice to the Agent, to extend the Maturity Date for another period of 90 days, and will have this right for up to three
                    (3) successive extensions, provided, further, that: (i) the -------- Maturity Date shall not, after all such extensions, be later than 360 days after Closing; and (ii) on the date each such 90-day extension becomes effective, the Borrower shall pay to NationsBank for its own account the additional fee as provided and agreed in the Fee Letter.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:         The Borrower may prepay the Facility in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Facility may be irrevocably canceled in whole or in part.





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CONDITIONS PRECEDENT
TO CLOSING:         The Closing (and the initial funding) of the Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

                    (i) The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Facility satisfactory to NMS, the Administrative Agent and the Lenders.

                   (ii) There shall not have occurred a material adverse change since December 31, 1998 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

                  (iii) Receipt and review, with results satisfactory to the Administrative Agent and the Lenders, of information confirming that (a) the Borrower and its subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Borrower and its subsidiaries as a result of what is commonly referred to as the "Year 2000 problem" (i.e., the inability of certain computer applications to recognize correctly and perform date-sensitive functions involving certain dates prior to and after December 31, 1999), including risks resulting from the failure of key vendors and customers of the Borrower and its subsidiaries to successfully address the Year 2000 problem, and
                              (b) the Borrower's and its subsidiaries' material computer applications and those of its key vendors and customers will, on a timely basis, adequately address the Year 2000 problem in all material respects.

CONDITIONS PRECEDENT
TO ALL LOANS:       Usual and customary for transactions of this type, to
                    include without limitation: (i) all representations and warranties are true and correct as of the date of each loan, and (ii) no event of default under the Facility or incipient default has occurred and is continuing, or would result from such loan.

REPRESENTATIONS AND
WARRANTIES:         Substantially the same as those in the $600,000,000 364-Day
                    Credit Agreement dated as of August 24, 1998, between the Borrower, the Banks listed therein, and The Chase Manhattan
                    Bank as the administrative agent (the "Existing ----------
                    Facility"). --------

COVENANTS:          Substantially the same as those in the Existing Facility,
                    with the addition of a Year 2000 covenant.

                    Financial covenants to be substantially the same as those in the Existing Facility.

EVENTS OF DEFAULT:  Substantially the same as those in the Existing Facility.



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ASSIGNMENTS AND
PARTICIPATIONS:     Substantially the same as in the Existing Facility, with the proviso that assignments by a Lender to one of its Affiliates or to another Lender shall not require any consent.

WAIVERS AND
AMENDMENTS:         Amendments and waivers of the provisions of the loan
                    agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 51% of the aggregate amount of the Loans and commitments under the Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) changes in the percentage of commitments or Loan amounts, or number of Lenders, required for the Lenders to take any action under the Credit
                    Agreement.

INDEMNIFICATION:    The Borrower shall indemnify the Administrative Agent, NMS and the Lenders and their respective affiliates from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs.
                    This indemnification shall survive and continue for the benefit of the indemnitees at all times after the Borrower's acceptance of the Lenders' commitments for the Facility, notwithstanding any failure of the Facility to close.

GOVERNING LAW:      North Carolina.

FEES/EXPENSES:      As set forth in Addendum I.

OTHER: This Summary of Terms is intended as an outline of certain of the material terms of the Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for the Facility contemplated hereby. The Borrower and the Guarantors shall each waive its right to a trial by jury.



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                                   ADDENDUM I
                                FEES AND EXPENSES

FEES: As provided in the Fee Letter between the Borrower and NationsBank and described above under the "Maturity" Section.

INTEREST RATES:     At the Borrower's option, any Loan under the Facility that is made to it will bear interest at a rate equal to one of the following indexes plus any indicated Margin: (i) LIBOR plus a Margin of 30 basis points, or (ii) the Alternate Base
                    Rate (to be defined as the higher of (a) the NationsBank prime rate and (b) the Federal Funds rate plus .50%);
                    provided, -------- in each case that if during any extensions of the Maturity Date, any breakage costs, charges or fees are incurred on account of the syndication of the Facility, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees.
                    Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections.

                    The Borrower may select interest periods of 1, 2, or 3 months for LIBOR Loans. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                    A default rate shall apply on all Loans in the event of default under the Facility at a rate per annum of 2% above the applicable interest rate.

CALCULATION OF
INTEREST AND FEES:  Other than calculations in respect of interest at the
                    Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD
PROTECTION:         Customary for transactions and facilities of this type,
                    including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:           The Borrower will pay all reasonable costs and expenses
                    associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facility, including without limitation, the legal fees of counsel to the Administrative Agent and NMS (including the allocated cost of internal counsel), regardless of whether or not the Facility is closed. The Borrower will also pay the expenses of each Lender in connection with the enforcement of any loan documentation for the Facility.



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